Exhibit 107

F-1

(Form Type)

Premium Catering (Holdings) Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	ordinary shares, US$0.0000005 per share per share	457(o)	10,000,000	$ (1)	US$	7,110,000	0.00015310	US$	1,088.52
Fees Previously Paid									US$
Total Offering Amounts						US$			US$

Net Fee Due									US$	1,088.52

(1)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.7110 per share, which is the average of the high and low prices of the Registrant’s ordinary shares, as reported on The Nasdaq Capital Market, on January 14, 2025.